SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported): March 4, 1998

                             RICHFOOD HOLDINGS, INC.
               (Exact name of registrant as specified in charter)

           Virginia                     0-16900                  54-1438602
           --------                     -------                  ----------
       (State or other                (Commission              (IRS Employer
        jurisdiction of               File Number)           Identification No.)
        incorporation)

         4860 Cox Road, Suite 300
          Glen Allen, Virginia                              23060
          --------------------                              -----
   (Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:         (804) 915-6000
                                                            --------------

                                 Not Applicable
--------------------------------------------------------------------------------
          (former name or former address if changed since last report)





                           Page 1 of 28 pages. Exhibit
                            Index appears on Page 3.

                      INFORMATION TO BE INCLUDED IN REPORT

Item 2.  Acquisition or Disposition of Assets.

         On March 4, 1998, FF Acquisition, L.L.C., a wholly-owned subsidiary of the Registrant ("FF Acquisition"), acquired substantially all of the assets and assumed certain liabilities of Farm Fresh, Inc., a privately-held supermarket chain headquartered in Norfolk, Virginia ("Farm Fresh"). The acquisition was effected through a "prepackaged" Chapter 11 bankruptcy proceeding pursuant to a Joint Plan of Reorganization (the "Plan"), which was filed by Farm Fresh and FF Holdings Corporation, Farm Fresh's parent corporation, in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on January 7, 1998. The Plan was confirmed by the Bankruptcy Court pursuant to an Order Approving Disclosure Statement, Confirming Debtors' Joint Plan of Reorganization and Approving Asset Purchase Agreement entered on February 20, 1998.

         In connection with the acquisition, FF Acquisition acquired substantially all of Farm Fresh's owned real property, leases, equipment, inventory, supplies, contracts, accounts receivable, permits, intangibles and rights under insurance policies (collectively, the "Assets") and assumed certain capital lease and other liabilities associated with the Assets. FF Acquisition did not assume Farm Fresh's indebtedness for borrowed money or lease obligations for previously closed stores (with the sole exception of one currently closed store to be reopened) or stores to be closed in connection with the acquisition. At the time of the acquisition, Farm Fresh was the third largest customer of the Registrant's Wholesale Division.

         The purchase price, which was determined in arms-length negotiations, consisted of approximately $221.7 million cash, plus $29.5 million in assumed capital leases, plus 1.5 million warrants for the purchase of the Registrant's common stock, without par value, at an exercise price equal to $25 per share with a term of five years following issuance. The amount of cash consideration is subject to adjustment based on a reconciliation of Farm Fresh's working capital at the time of closing. The purchase price was financed primarily with cash on hand and the proceeds of new revolving credit facilities (the "Credit Facilities") with First Union National Bank, as administrative agent and lender, and a syndicate of banks. The Credit Facilities permit borrowings of up to an aggregate $350 million at interest rates that generally will not exceed the LIBOR rate plus 0.35% on an all-in drawn basis. The Credit Facilities replace the Registrant's existing committed revolving lines of credit.

         Farm Fresh will initially operate 45 supermarkets in the Hampton Roads, metropolitan Richmond and Shenandoah Valley areas of Virginia. Management expects to initially operate the acquired assets in substantially the same manner as they had been operated by Farm Fresh and intends to increase sales by, among other things, remodeling and upgrading existing stores and opening new stores. Management also expects to improve Farm Fresh's competitive position in the Hampton Roads market by enhancing and reinforcing Farm Fresh's reputation for providing higher service levels, product freshness and variety.

         Additional information with respect to the transaction described herein is set forth in the exhibits hereto, which are incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         a)   Financial Statements of Business Acquired

              Audited Historical Financial Statements of Farm Fresh, Inc.:

              Independent Auditors' Report

              Consolidated Balance Sheets as of December 28, 1996 and January 3,
                 1998

              Consolidated  Statements of Loss for the years ended  December 28,
                 1996 and January 3, 1998

              Consolidated  Statements  of  Stockholder's  Deficit for the years ended December 28, 1996 and January 3, 1998

              Consolidated Statements of Cash Flows for the years ended December
                 28, 1996 and January 3, 1998

              Notes to Consolidated Financial Statements

         b)   Pro Forma Financial Information

              The Registrant has determined that it is impractical to file the pro forma financial information concurrently with this Form 8-K. The Registrant will file such pro forma financial information as soon as practicable, but in any event not later than May 18, 1998.


         c)       Exhibits

                   Number       Exhibit
                   ------       -------

                    2.1 Asset Purchase Agreement, dated as of November 26, 1997, by and among Farm Fresh, Inc., Richfood Holdings, Inc. and FF Acquisition, L.L.C. (incorporated herein by reference to Exhibit 2.1 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended October 18, 1997).

                    2.2 Letter Agreement, dated as of March 4, 1998, by and among Farm Fresh, Inc., Richfood Holdings, Inc. and FF Acquisition, L.L.C.

                    10.1 Credit Agreement, dated as of February 27, 1998, by and among Richfood Holdings, Inc., First Union National Bank, as administrative agent, Crestar Bank, as syndication agent, and Suntrust Bank, Atlanta, as documentation agent.

                    10.2 Credit Agreement, dated as of February 27, 1998, by and among Richfood Holdings, Inc., First Union National Bank, as administrative agent, Crestar Bank, as syndication agent, and Suntrust Bank, Atlanta, as documentation agent.

                    23.1      Consent of KPMG Peat Marwick LLP.






                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                               OF FARM FRESH, INC.

                                                                                                      Page
                                                                                                      ----


         Independent Auditors' Report                                                                   5

         Consolidated Financial Statements:

         Consolidated Balance Sheets as of December 28, 1996
              and January 3, 1998                                                                       6

         Consolidated Statements of Loss for the years ended  December 28, 1996 and
              January 3, 1998                                                                           8

         Consolidated Statements of Stockholder's Deficit for the years ended
               December 28, 1996 and January 3, 1998                                                    9

          Consolidated Statements of Cash Flows for the years ended December 28, 1996
                 and January 3, 1998                                                                   10

          Notes to Consolidated Financial Statements                                                   12


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Farm Fresh, Inc.:

We have audited the accompanying consolidated balance sheets of Farm Fresh, Inc. and subsidiaries as of December 28, 1996 and January 3, 1998, and the related consolidated statements of loss, stockholder's deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farm Fresh, Inc. and subsidiaries as of December 28, 1996 and January 3, 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Farm Fresh, Inc. will continue as a going concern which contemplates continuity of its operations, realization of its assets and payment of its liabilities in the ordinary course of business. As discussed in note 1 to the consolidated financial statements, on January 7, 1998, Farm Fresh, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and submitted a plan of reorganization to the Bankruptcy Court. The Bankruptcy filing, Farm Fresh Inc.'s leveraged financial structure and its recurring net losses resulting in a stockholder's deficit raise substantial doubt about Farm Fresh, Inc.'s ability to continue as a going concern. As a result of the reorganization proceedings, Farm Fresh, Inc. may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the accompanying consolidated financial statements. Further, a plan of reorganization, as finally approved by the Bankruptcy Court, could materially change the amounts recorded. The accompanying consolidated financial statements do not reflect any adjustments that might be necessary to the carrying value of assets and the amounts and classification of liabilities or stockholder's deficit as a consequence of the bankruptcy proceedings.

On February 20, 1998, the Bankruptcy Court entered an order confirming the plan of reorganization which includes an agreement to sell substantially all of the operating assets of Farm Fresh, Inc. The order confirming the plan of reorganization will become effective on March 4, 1998 if no challenges to the order are filed. (see note 1)


                                          KPMG PEAT MARWICK LLP


Norfolk, Virginia
February 17, 1998, except as to note 1,
    which is as of February 20, 1998


                        FARM FRESH, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                              December 28,         January 3,
                                                                                  1996                1998
                                                                            --------------         -----------
                           ASSETS (notes 1 and 7)
Current assets:
    Cash                                                                    $      847,665       $     642,541
    Accounts receivable, net of allowance for doubtful
       accounts of $1,003,038 at December 28, 1996 and
       $1,036,249 at January 3, 1998                                            14,792,965          14,881,913
    Merchandise inventories, net
       Assuming the first-in, first-out method                                  54,164,510          47,636,275
       Less adjustment to the last-in, first-out method                          3,355,394           4,004,031
                                                                            --------------         -----------

                                                                                50,809,116          43,632,244
                                                                            --------------         -----------

    Prepaid expenses and other current assets                                    1,355,115           1,306,536
                                                                            --------------         -----------

              Total current assets                                              67,804,861          60,463,234
                                                                            --------------         -----------

Assets held for sale                                                             9,998,102           3,671,304
Property, plant and equipment (notes 5, 6 and 13):
    Land                                                                         8,727,365          10,111,014
    Buildings                                                                   62,675,865          69,354,307
    Leasehold improvements                                                      35,955,672          35,414,607
    Fixtures and equipment                                                      87,093,915          89,119,457
    Transportation equipment                                                       608,037             549,257
    Construction in progress                                                       894,515                  -
                                                                            --------------         ----------
                                                                               195,955,369         204,548,642
    Less accumulated depreciation and amortization                              91,778,403         103,811,277
                                                                            --------------        ------------

              Net property, plant and equipment                                104,176,966         100,737,365
                                                                            --------------        ------------

Favorable lease rights, net of accumulated amortization
    of $7,283,859 at December 28, 1996 and $7,575,145 at
    January 3, 1998                                                              3,540,441           2,923,088
Goodwill, net of accumulated amortization of $2,348,851
    at December 28, 1996 and $3,621,943 at January 3, 1998                       7,227,683           5,954,591
Deferred financing costs, net of accumulated amortization
    of $6,301,559 at December 28, 1996 and $8,043,707 at
    January 3, 1998 (note 9)                                                     5,785,031           3,918,802
Other, net (note 13)                                                               175,677             997,217
                                                                            --------------         -----------

                                                                            $  198,708,761       $ 178,665,601
                                                                             =============        ============


                                                                                                        (continued)




                                       6




                        FARM FRESH, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Continued)

                                                                             December 28,          January 3,
                                                                                 1996                 1998
                                                                            --------------         -----------
       LIABILITIES AND STOCKHOLDER'S DEFICIT (note 1)
Current liabilities:
    Current installments of notes payable (notes 1 and 6)                   $      801,467       $      18,459
    Current installments of obligations under capital
       leases (notes 5 and 13)                                                   3,040,132           3,368,413
    Trade accounts payable                                                      36,149,820          22,683,457
    Accrued expenses (note 4)                                                   24,424,898          38,169,161
    Accrued costs relating to closed stores,
       current portion (note 3)                                                  1,901,305           1,565,424
    Debt in default:
          Revolving credit facility (notes 1 and 7)                                -                25,009,566
          Notes payable (notes 1 and 6)                                            -                   688,463
          12.25% senior notes (notes 1 and 8)                                      -               165,000,000
          12.25% senior notes, Series A (notes 1 and 8)                            -                36,780,034
          Convertible subordinated debentures (notes 1 and 9)                      -                 4,279,374
                                                                            --------------         -----------

              Total current liabilities                                         66,317,622         297,562,351
                                                                            --------------       -------------

Long-term debt, excluding current installments and debt in default:
    Notes payable (note 6)                                                         919,698             129,971
    Obligations under capital leases (notes 5 and 13)                           33,958,653          35,727,082
    Revolving credit facility (notes 1 and 7)                                   24,289,957            -
    12.25% senior notes (notes 1 and 8)                                        165,000,000            -
    12.25% senior notes, Series A (notes 1 and 8)                               37,074,410            -
    Convertible subordinated debentures (notes 1 and 9)                          4,380,243            -
                                                                            --------------         -----------

              Total long-term debt, excluding current installments and
                 debt in default                                               265,622,961          35,857,053
                                                                            --------------         -----------

Accrued costs relating to closed stores, excluding current portion (note 3)      7,470,884           6,110,356
Deferred credits and other liabilities (note 15)                                 3,424,988           2,342,747
                                                                            --------------         -----------

              Total liabilities                                                342,836,455         341,872,507
                                                                            --------------       -------------

Stockholder's deficit (notes 7, 8 and 10):
    Common stock; $.01 par value; authorized 200 shares,
       issued 10 shares                                                            -                   -
    Additional paid-in capital                                                  29,423,528          29,381,731
    Accumulated deficit                                                       (172,442,282)       (191,479,697)
    FF Holdings stockholder loans (note 13)                                     (1,108,940)         (1,108,940)
                                                                            ---------------        ------------

                 Total stockholder's deficit                                  (144,127,694)       (163,206,906)

Commitments, contingencies and subsequent events
    (notes 1, 5, 7, 10, 12, 13 and 16)                                             -                  -
                                                                            --------------         -----------

                                                                           $   198,708,761     $   178,665,601
                                                                            ==============      ==============

          See accompanying notes to consolidated financial statements.



                                       7




                        FARM FRESH, INC. AND SUBSIDIARIES
                         CONSOLIDATED STATEMENTS OF LOSS




                                                                                          Years Ended
                                                                             December 28,           January 3,
                                                                                 1996                  1998
                                                                     -----------------         ----------------
                                                                              (52 weeks)            (53 weeks)

Sales                                                                $     761,493,845         $    693,224,618

Cost of sales                                                              583,521,074              527,915,183
                                                                     -----------------         ----------------


          Gross profit                                                     177,972,771              165,309,435


Depreciation and amortization                                              (20,677,935)             (19,476,031)

Other selling, general and administrative expenses                        (138,607,053)            (124,477,383)

Store closure and write down of long-lived assets (notes 2 and 3)           (4,253,491)                (150,000)

Interest expense                                                           (34,547,000)             (34,592,528)

Loss on disposition of assets                                                 (537,956)              (1,480,860)

Reorganization costs (note 1)                                                  -                     (4,180,591)

Other, net (note 9)                                                            322,027                   10,543
                                                                     -----------------         ----------------


          Net loss                                                   $     (20,328,637)        $    (19,037,415)
                                                                      =================         ================



See accompanying notes to consolidated financial statements.

                                       8


                                                FARM FRESH, INC. AND SUBSIDIARIES
                                        CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIT
                                              December 28, 1996 and January 3, 1998



                                                                    Additional                     FF Holdings       Total
                                                 Common Stock         Paid-in     Accumulated      Stockholder    Stockholder's
                                              Shares      Amount     Capital        Deficit          Loans          Deficit
                                              ------      ------     -------        -------          -----          -------

Balance at December 30, 1995                   10    $      -      29,457,988    (152,113,645)    (1,314,037)     (123,969,694)

Write down of stockholder loans (note 13)      -            -              -               -         205,097           205,097
Dividend to FF Holdings                        -            -         (34,460)             -              -            (34,460)
Net loss                                       -            -              -      (20,328,637)            -        (20,328,637)
                                               --          ---     ----------      ----------      ---------        ----------

Balance at December 28, 1996                   10    $      -      29,423,528    (172,442,282)    (1,108,940)     (144,127,694)

Dividend to FF Holdings                        -            -         (41,797)             -              -            (41,797)
Net loss                                       -            -              -      (19,037,415)            -        (19,037,415)
                                               --          ---     ----------      ----------      ---------        ----------

Balance at January 3, 1998                     10       $   -      29,381,731    (191,479,697)    (1,108,940)     (163,206,906)
                                               ==        =====     ==========     ===========      =========       ===========

See accompanying notes to consolidated financial statements.



                                                               9



                        FARM FRESH, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             Years Ended
                                                                                -----------------------------------------
                                                                              December 28,                     January 3,
                                                                                   1996                           1998
                                                                                ----------                     ----------
                                                                                (52 weeks)                      (53 weeks)

Cash flows from operating activities:
    Net loss                                                    $              (20,328,637)            $      (19,037,415)
    Adjustments to reconcile net loss to net
       cash provided by operating activities:
          Depreciation and amortization                                         20,677,935                     19,476,031
          Store closure and other charges                                        1,497,284                        150,000
          Loss on disposition of property and equipment                            537,956                      1,480,860
          Write down of long-lived assets to be disposed                         2,756,207                          -
          Write down of FF Holdings' stockholder loans                             205,097                          -
          Gain on conversion of convertible subordinated
              debentures, net                                                     (298,536)                        (6,546)
          LIFO charge to earnings                                                  318,498                        648,637
          Noncash recognition of deferred revenue                               (1,124,194)                    (1,082,241)
          Amortization of premium on 12.25% senior notes,
              series A                                                            (263,463)                      (294,376)
       Changes in assets and liabilities that increase
          (decrease) net cash provided by operating activities:
              Accounts receivable                                                2,233,269                        (88,948)
              Merchandise inventories                                              781,332                      5,665,849
              Prepaid expenses and other current assets                            728,628                         48,579
              Trade accounts payable                                             3,249,710                    (13,466,363)
              Accrued expenses                                                     (15,933)                    13,744,263
              Accrued costs relating to closed stores                           (2,059,627)                    (1,846,409)
              Deferred credits and other liabilities                               192,523                         -
              Other, net                                                           175,098                       (439,142)
                                                                                ----------                     ----------
                 Total adjustments                                              29,591,784                     23,990,194
                                                                                ----------                     ----------

                 Net cash provided by operating
                    activities                                                   9,263,147                      4,952,779
                                                                                 ---------                      ---------

Cash flows from investing activities:
    Acquisitions of property and equipment                                     (18,329,078)                    (4,893,619)
    Proceeds from sale of property and equipment                                 4,880,711                      3,031,905
                                                                                 ---------                      ---------

                 Net cash used in investing activities                         (13,448,367)                    (1,861,714)
                                                                               ------------                    -----------

                                                                                                            (continued)





                                                               10






                        FARM FRESH, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


                                                                                             Years Ended
                                                                                -----------------------------------------
                                                                              December 28,                     January 3,
                                                                                   1996                           1998
                                                                                ----------                     ----------
                                                                                (52 weeks)                      (53 weeks)
Cash flows from financing activities:
    Borrowings under revolving credit facility                           $     151,656,252             $      108,282,131
    Repayments under revolving credit facility                                (139,535,553)                  (107,562,522)
    Repayments of long-term debt                                                (1,104,515)                      (815,525)
    Repayments of obligations under capital leases                              (2,188,222)                    (2,995,406)
    Payments upon conversion of convertible
       subordinated debentures                                                  (4,667,521)                      (163,070)
    Payment of refinancing costs                                                (1,172,970)                        -
    Dividend to FF Holdings                                                        (34,460)                       (41,797)
                                                                           ---------------                ---------------

                 Net cash provided by (used in)
                    financing activities                                         2,953,011                     (3,296,189)
                                                                           ---------------                ----------------

                 Net decrease in cash                                           (1,232,209)                      (205,124)

Cash at beginning of year                                                        2,079,874                        847,665
                                                                           ---------------                ---------------

Cash at end of year                                                        $       847,665                $       642,541
                                                                            ==============                 ==============

Supplemental disclosures of cash
    flow information -
       Cash paid during the year for interest                              $    34,352,498                $    22,728,045
                                                                            ==============                 ==============


Supplemental information on noncash investing and financing activities:

        During the years  ended  December  28,  1996 and  January 3,  1998,  the
           Company entered into capital lease obligations of $5,765,295 and $5,092,116, respectively.

See accompanying notes to consolidated financial statements.


(1)      The Company and Recent Developments
         Farm Fresh, Inc. (Farm Fresh or the Company) is a wholly owned subsidiary of FF Holdings Corporation (FF Holdings), whose principle asset is the common stock of the Company. Although the Company is not legally liable for the obligations of FF Holdings, the ability of FF Holdings to meet its obligations is dependent on the Company's ability to pay dividends to FF Holdings in an amount sufficient to service these obligations.

        Beginning April 1, 1998, FF Holdings would be required to make level semiannual cash interest payments of $7.1 million each or $14.1 million annually through the maturity of its 14.25% senior notes (FF Holdings notes). The Company's limited cash flow, as well as the restrictive covenants in its debt agreements, preclude the Company from paying cash dividends to FF Holdings to make its April 1, 1998 interest payment. Without cash dividends from Farm Fresh, FF Holdings would be unable to make cash interest payments on the notes and, as a result, upon the expiration of the applicable grace periods, the FF Holdings noteholders would have the right to acquire a controlling interest in the Company. A "Change of Control" as defined in the indentures would result in an acceleration of the maturity of the Company's senior notes and other indebtedness.

         In late 1996, because of significant  doubt about the Company's ability to make dividend payments to FF Holdings to service its debt obligations, the Company and FF Holdings began to explore strategic alternatives, including but not limited to, the sale of some or all of the Company's assets. In September 1997, Farm Fresh and Richfood Holdings, Inc. (Richfood), a leading wholesale food distributor in the Mid-Atlantic region and a major supplier of the Company, announced an agreement in principle regarding the purchase of substantially all the Company's assets and assumption of substantially all of the Company's operating liabilities by FF Acquisition, LLC (FF Acquisition), a Virginia limited liability company and a wholly-owned subsidiary of Richfood.

        On October 1, 1997, the Company  failed to make the interest  payment on its 12.25% Senior Notes and 12.25% Senior Notes, Series A (collectively referred to as the senior notes). Therefore, upon the expiration of a 30-day grace period, the senior notes were in default and the bondholders had the right to exercise all rights available to them under the indentures governing the senior notes. Under cross default provisions in the instruments governing the Company's other debt, the revolving credit facility, industrial development revenue bond and convertible subordinated debentures were also in default.

        On November 26, 1997, Farm Fresh, Richfood and FF Acquisition executed an asset purchase agreement (the Richfood Purchase Agreement) which established the terms for the purchase of substantially all of the Company's assets for approximately $220 million in cash, assumption of certain operating liabilities and 1.5 million warrants to purchase Richfood common stock. The purchase price is subject to adjustment based upon actual working capital at the date of closing of the transaction and certain other terms and conditions.

         Also on November  26,  1997,  the  Company and FF Holdings  submitted a
           Pre-Petition Solicitation of Votes on the Chapter 11 Joint Plan of Reorganization (the Plan) to their creditors. Under the Plan, the Company would sell substantially all of its assets to FF Acquisition in accordance with the Richfood Purchase Agreement. The Company would distribute the proceeds from the sale to certain creditors in proportion to their estimated recovery percentages by class and category of creditor as more fully defined in the Plan document filed with the Bankruptcy Court. The Plan contemplated seven major classes of claims against the Company and FF Holdings plus administrative claims related to the Bankruptcy filing and certain tax claims. The claim categories and their estimated recovery percentages under the November 26, 1997 Plan, either from the proceeds of the Richfood Purchase Agreement or through assumption by FF Acquisition were as follows:




            Estimated                              Claim                      Estimated               Estimated
         Class / Category                   or Equity Interest              Recovery ($)            Recovery (%)
         -------------------------------------------------------------------------------------------------------
         Administrative Claims              $      6,000,000             $     6,000,000                100%

         Tax Claims                         $      -                     $     -                        100%

         1-Priority Claims                  $      -                     $     -                        100%

         2-Secured Claims Against
              Farm Fresh:
                 2A-Revolving Credit
                   Facility                 $     26,688,693             $    26,688,693                100%
                 2B-Other Secured Claims    $      1,021,000             $     1,021,000                100%

         3-Unsecured Claims Against
              Farm Fresh:
                 3A-Convertible
                   Subordinated
                   Debentures               $      7,203,000             $     6,499,267              90.23%
                 3B-Senior Notes            $    212,800,000             $   192,009,440              90.23%
                 3C-General Unsecured
                  Claims                    $      5,700,000             $     5,143,110              90.23%
                 3D-Trade Claims            $        300,000             $       300,000                100%

         4-Farm Fresh Common
           Stock                            Common Stock                 $     -                          0%

         5-Unsecured Claims Against
           FF Holdings:
              5A-FF Holdings Notes          $     97,247,000             $     -                          0%
              5B-General Unsecured
                 Claims                     $      -                     $     -                          0%

         6-Holdings Preferred Stock         $     36,700,000             $     -                          0%

         7-Holdings Common Stock            Common Stock                 $     -                          0%

           Note: This table sets forth estimated  distributions  of assets under the November 26, 1997 Plan, based upon certain assumptions as discussed more fully in the Plan document filed with the Bankruptcy Court. This table is a preliminary estimate based upon assumptions and other information which may prove to be incorrect. The revolver has been estimated in the above table as of November 21, 1997. The remaining amounts of debt were estimated as of September 6, 1997 and include accrued interest. Actual recovery percentages may be different and possibly lower.

        On January 7,  1998,  Farm Fresh and FF  Holdings  filed a petition  for relief under Chapter 11 of the United States Bankruptcy Code (Chapter
           11) and submitted the Plan to the Bankruptcy Court. From January 7, 1998, the Company has operated its business as a debtor-in-possession. On January 7, 1998, the Company, as a debtor-in-possession, entered into a revolving credit agreement (the DIP facility) with Fleet Financial Corporation, as agent for the lenders. The DIP facility provides up to $50 million in financing to meet the Company's working capital needs and is available through January 7, 1999 or the confirmation of the Plan, whichever is earlier. The facility bears interest at the option of the Company at either the lender's prime rate plus 0.75% or LIBOR plus 1.5%. The DIP facility also bears a commitment fee of 0.5% on the undrawn availability. At February 20, 1998, there was approximately $21.4 million outstanding on the DIP facility which is expected to be repaid with the proceeds from the Richfood Purchase Agreement.

        The Bankruptcy   Court  issued  an  order   confirming   the  Plan  (the
            Confirmation Order) on February 20, 1998. The Confirmation Order, if unchallenged, will become effective on March 4, 1998 (the Effective
            Date). The confirmed Plan remained substantially unchanged from the initial Plan, however, the confirmed amended plan allowed certain legal claims including punitive damages. Under the amended Plan, the reorganized Farm Fresh will continue to exist as a separate corporate identity and will be principally responsible for administration of the Plan. All remaining unsold property of the Company will vest in the reorganized Farm Fresh. The reorganized Farm Fresh will perform all obligations and responsibilities required by the Plan and the Confirmation Order, including, but not limited to, effecting the asset sale, liquidating all residual assets, making all distributions required by the Plan, objecting to the allowance of any improper claims or interests, and prosecuting any litigation pertaining thereto. This purpose is restricted in scope and it is anticipated that the reorganized Farm Fresh will not have any operations or sources of income other than from the liquidation of its assets. Certain of the Company's executive officers will be retained by the reorganized Farm Fresh. These officers have certain incentive compensation and bonus agreements which will be paid by the reorganized Farm Fresh as discussed in note 13.

        As of the Effective Date under the Plan, FF Holdings will be dissolved and cease to exist as a separate corporate entity with all of the assets of FF Holdings distributed to the reorganized Farm Fresh. Each of the senior notes, the convertible subordinated debentures, the FF Holdings notes, the Farm Fresh common stock, and the FF Holdings preferred and common stock will be canceled. The reorganized Farm Fresh will issue 1,000,000 shares of new common stock with a par value of $0.01. This common stock will be distributed to the holders of allowed Class 3B claims that are "accredited investors" pursuant to the Plan and Confirmation Order.

         The accompanying  consolidated  financial statements have been prepared assuming that the Company will continue as a going concern which contemplates continuity of its operations, realization of its assets and payment of its liabilities in the ordinary course of business. The Bankruptcy filing, Farm Fresh Inc.'s leveraged financial structure and its recurring net losses resulting in a stockholder's deficit raise substantial doubt about Farm Fresh Inc.'s ability to continue as a going concern. As a result of the reorganization proceedings discussed above, the Company may sell or otherwise dispose of assets or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization, as finally approved by the Bankruptcy Court, could materially change the amounts recorded. The consolidated financial statements do not reflect any adjustments that might be necessary to the carrying value of assets and the amounts and classification of liabilities or stockholder's deficit as a consequence of the bankruptcy proceedings.

         During 1997,  because of significant  doubt about the Company's ability to  make  dividend  payments  to FF  Holdings  to  service  its  debt obligations, the Company incurred costs relating to exploring strategic alternatives, including but not limited to, the sale of all or some of the Company's assets and filing for bankruptcy. Costs incurred during 1997 amounted to approximately $4.2 million for attorneys and other fees relating to resolving these matters.

 (2)    Summary of Significant Accounting Policies
    (a)  Nature of Business and Consolidation
         The Company is engaged in the retail  grocery  business under the names
           "Farm Fresh," "Rack & Sack," and "3 Stores, 1 Roof. " These operations include combination stores and super warehouse stores located in the Hampton Roads, Richmond and Shenandoah Valley areas of Virginia. As discussed in note 1, the scope of the Company's operations will be substantially changed if the Confirmation Order becomes effective.

        The consolidated  financial  statements  include  the  accounts  of Farm
            Fresh, Inc. and subsidiaries. All significant intercompany balances and transactions of consolidated subsidiaries have been eliminated. The consolidated financial statements do not include the accounts of certain joint venture partnerships in which the Company has less than a 50% interest. These joint ventures were formed to acquire, renovate, construct and operate various rental properties. The joint venture partnerships are carried on the equity method.

    (b)  Definition of Fiscal Year
         The fiscal year of the Company ends on the Saturday nearest to December
           31.  Fiscal year 1996 ended  December  28, 1996 and  consisted  of 52 weeks. Fiscal year 1997 ended January 3, 1998 and consisted of 53 weeks.

    (c)  Merchandise Inventories
         Inventories   are  stated  at  the  lower  of  cost  or   market.   For
           substantially all of the inventories, cost has been determined on a last-in, first-out (LIFO) basis. With respect to the remaining inventories, cost has been determined on a first-in, first-out (FIFO) basis. Approximately 93% of total merchandise inventories in 1996 and 1997 were costed using the LIFO method. Movies held for rent are included in merchandise inventories and amortized to their net realizable value over 90 days.

    (d)  Property, Plant and Equipment
         Property,  plant  and  equipment  are  stated  at cost.  Buildings  and equipment under capital leases are stated at the lower of the present value of minimum lease payments at the beginning of the lease term or fair value of the property at the inception of the lease. Owned buildings, fixtures and equipment are depreciated over the estimated useful lives of the respective assets using the straight-line method. Buildings under capital leases, fixtures and equipment under capital leases and leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the related asset. The Company uses the following estimated useful lives for depreciating and amortizing property, plant and equipment:

                      Buildings                             10-40       years
                      Leasehold improvements                  10        years
                      Fixtures and equipment                  3-8       years
                      Transportation equipment                3-5       years

    (e)  Favorable Lease Rights
         Favorable lease rights are amortized over the term of the lease using the straight-line method.

    (f)  Goodwill
         Goodwill represents the excess purchase price over the estimated fair value at the date of acquisition of the tangible and identifiable intangible net assets acquired and is amortized over its estimated recovery period using the straight-line method. The maximum recovery period used by the Company is 25 years.

    (g)  Deferred Financing Costs
         Deferred financing costs are amortized over the term of the related financing primarily using the effective interest method.

    (h)  Income Taxes
         Income taxes are accounted  for under the asset and  liability  method.
           Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         The Company and its wholly-owned subsidiaries are included in the Federal income tax return of the consolidated group comprised of FF Holdings and the Company. The income tax information reflected in the accompanying financial statements has been calculated as if Farm Fresh were filing a separate tax return.

    (i)  Assets Held for Sale
         Assets held for sale are carried at estimated net realizable value less estimated costs to sell. Included in assets held for sale at January 3, 1998 is one building, which is currently leased to a third party through 2000, and two parcels of land. These assets are expected to be sold to Richfood as described in note 1. Approximately $4.1 million of the December 28, 1996 balance relating to one store was reclassified from assets held for sale to property, plant and equipment at January 3, 1998 as a result of the Company's decision to reopen the store.

    (j)  Advertising Costs
         Advertising  costs,   which  are  included  in  selling,   general  and
           administrative expenses in the accompanying consolidated statements of loss, are expensed as incurred. Advertising expenses, net of cooperative advertising allowances, amounted to $3,296,464 and $3,099,671, respectively, for the years ended December 28, 1996 and January 3, 1998.

    (k)  Impairment of Long-Lived Assets
         The  Company  reviews   long-lived  assets  and  certain   identifiable
           intangible assets to be held and used for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market or discounted cash flow value is required. The Company reports long-lived assets and certain identifiable intangibles to be disposed of at the lower of carrying amount or fair value less costs to sell. The Company recorded a charge of $2.8 million in 1996 for impairment of assets held for disposal. No impairment losses have been recorded for assets to be held and used.

    (l)  Use of Estimates
         Management  of  the  Company  has  made  a  number  of  estimates   and
           assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (m)  Reclassifications
         Certain reclassifications have been made to the consolidated financial statements for the year ended December 28, 1996 in order to conform with the financial statement presentation for the year ended January 3, 1998.

  (3)   Accrued Costs Relating to Closed Stores
         During 1996 and 1997, the Company closed two stores and one store, respectively. In conjunction with the closures, the Company accrued future costs of $1.5 million in 1996 and $150,000 in 1997. The costs, recorded based on discounted cash flows, are directly attributable to the closed stores. The costs accrued include rent, taxes, utilities, common area maintenance and other costs associated with the store locations.

         During the years ended  December  28,  1996 and  January 3, 1998,  $2.1 million and $1.5 million, respectively, net of related interest expense, related to closed facilities were charged against the liability for accrued costs relating to closed stores in the accompanying consolidated balance sheets. These costs represent rent, taxes, utilities, common area maintenance and other costs associated with the specific closed store locations.


  (4)   Accrued Expenses
        Accrued expenses consisted of the following:

                                                                    December 28,          January 3,
                                                                        1996                 1998
                                                                        ----                 ----
                Accrued licenses and other taxes                 $    5,407,620      $    5,187,968
                Accrued interest                                      7,181,091          19,029,216
                Accrued insurance claims                              4,125,522           6,626,219
                Accrued other                                         7,710,665           7,325,758
                                                                    -----------         -----------

                                                                 $   24,424,898      $   38,169,161
                                                                    ===========         ===========


 (5)    Leases
        Included in property, plant and equipment are the following amounts applicable to capital leases:

                                                                    December 28,          January 3,
                                                                        1996                 1998
                                                                        ----                 ----

                Buildings                                        $    36,396,380     $    39,737,818
                Fixtures and equipment                                 4,897,322           6,389,438
                                                                     -----------        ------------
                                                                      41,293,702          46,127,256
                Less accumulated amortization                         14,308,039          17,877,306
                                                                     -----------        ------------

                                                                 $    26,985,663     $    28,249,950
                                                                     ===========        ============

        Amortization  expense of assets under capital  leases was $2,709,123 and $3,721,505 for the years ended December 28, 1996 and January 3, 1998, respectively.

        Future minimum lease payments under noncancelable operating leases and the present value of future minimum capital lease payments as of January 3, 1998 are as follows:

                  Fiscal Year                                     Capital leases     Operating leases
                  ------------                                    --------------     ----------------
                    1998                                        $      8,363,317    $     7,543,842
                    1999                                               7,757,657          6,950,748
                    2000                                               7,197,771          6,556,552
                    2001                                               5,972,295          6,376,901
                    2002                                               5,711,484          6,059,593
                    Later years                                       54,502,327         40,855,188
                                                                   -------------       ------------

                           Total minimum lease payments               89,504,851    $    74,342,824
                                                                                       ============

                    Less amount representing interest                 50,409,356

                           Present value of net minimum
                              capital lease payments                  39,095,495

                    Less current installments of obligations
                       under capital leases                            3,368,413
                                                                   -------------
                           Long-term obligations
                              under capital leases              $     35,727,082
                                                                   =============

        Minimum payments under capital leases have not been reduced by minimum sublease rentals of $450,370 due in the future under noncancelable subleases.

        Rental expense for operating leases and contingent rentals for both operating and capital leases are as follows:

                                                                                       Years Ended
                                                                           December 28,           January 3,
                                                                               1996                  1998
                                                                               ----                  ----
               Minimum rentals - operating leases                          $7,276,377    $        6,673,808
               Contingent rentals - operating leases                          200,638               214,130
               Contingent rentals - capital leases                            180,803                90,666
                                                                           ----------         -------------

                                                                           $7,657,818    $        6,978,604
                                                                            =========         =============

        Contingent rentals are determined as a percentage of sales in excess of stipulated amounts for certain stores. Most of the Company's leases provide for payment of taxes, maintenance, insurance and certain other operating expenses applicable to leased property.

        Minimum payments under capital leases and operating leases do not include minimum rentals for certain leases assumed by Nash Finch and the operators of the Tinee Giant stores. The Company is secondarily liable for these leases in the event of default by the present lessee. Future minimum lease payments on these leases as of January 3, 1998 are approximately $1,664,000.

        The Company sold its North Carolina stores in early 1991 and its Nick's conventional stores in 1992 to independent operators financed by Richfood. Under the agreements, Richfood agreed to guarantee the lease payments for these stores. Therefore, the Company would be liable under these leases only to the extent that the current lessee and Richfood default. Future minimum lease payments under these leases amount to approximately $7,010,000 as of January 3, 1998.

        Certain leases are expected to be assumed by FF Acquisition, LLC under the Richfood Purchase Agreement if the Confirmation Order is approved as discussed in note 1. Any lease obligations not assumed by FF Acquisition, LLC are expected to be "rejected contracts" as discussed more fully in the Chapter 11 filing.


 (6)    Notes Payable
        Notes payable consist of the following:

                                                                            December 28,        January 3,
                                                                                1996               1998
                                                                                ----               ----
            Industrial Development Revenue Bonds (IRB); 65% of
                prime, which averaged 5.4% for1996 and
                   5.5% for 1997, quarterly installments of
                   $90,000 plus interest, due January 2000               $    1,138,463    $       688,463
            Obligations under noncompete agreements; 10% to 12%
                interest; monthly payments ranging from $2,950 to
                $3,462; due November 2003                                       228,379            148,430
            Notes payable:
                Prime + 2% notes, which averaged 10% for 1996;
                   repaid in 1997                                               198,767              -
                Prime + 2% notes, which averaged 10% for 1996;
                   repaid in 1997                                               155,556                -
                                                                            -----------        -----------

                      Total notes payable                                     1,721,165            836,893

            Less current installments of notes payable                          801,467             18,459

            Less IRB reflected as debt in default                                    -             688,463
                                                                            -----------        -----------

                      Notes payable, excluding current
                          installments and debt in default               $      919,698    $       129,971
                                                                            ===========        ===========

        At January 3, 1998, collateral for the industrial development revenue bond consisted of certain property, plant and equipment against which the note was issued. The net book value of the related collateral is approximately $2,690,000 at January 3, 1998. As discussed in note 1, the Company failed to make its October 1, 1997 interest payment on its 12.25% Senior Notes. The Company's failure to make its October 1, 1997 interest payment on its senior notes results in a cross default of the industrial development revenue bond. Therefore, the industrial development revenue bond has been reflected as debt in default in the accompanying January 3, 1998 balance sheet.

        Aggregate annual maturities of notes payable for fiscal years ending after January 3, 1998, excluding debt in default, are as follows:
           1998--$18,459;  1999--$20,800; 2000--$23,438; 2001--$26,426; 2002 and
           thereafter--$59,307.

(7)     Revolving Credit Facility
        In 1996, the Company renewed its existing revolving credit facility. The revolving credit facility allowed the Company to borrow up to $40.0 million, less $4.0 million reserved for the redemption of convertible debentures, subject to certain borrowing base limitations through January 13, 1998. The availability of the revolving credit facility was also reduced by outstanding letters of credit amounting to $2.3 million at January 3, 1998.

       The revolving credit facility bore interest at prime plus 1.75% or LIBOR plus 3%, payable quarterly. The actual interest rate on the revolving credit facility averaged 10% for 1996 and 10.25% for 1997. The facility was collateralized by accounts receivable, inventory and substantially all other assets of the Company. In addition, FF Holdings pledged all of the outstanding capital stock of Farm Fresh for the repayment of the facility.

       The agreement   governing  the  revolving   credit   facility   contained
           covenants which, among other things, limited the incurrence of additional indebtedness, capital expenditures, payment of dividends, transactions with affiliates, mergers and consolidations, prepayment of other indebtedness and liens and encumbrances. The Company was also required to maintain a minimum level of cashflow.

        The Company's failure to make its October 1, 1997 interest payments on the senior notes resulted in a cross default of the revolving credit facility. As a result, the revolving credit facility has been reflected as debt in default in the accompanying January 3, 1998 balance sheet. On January 7, 1998, Farm Fresh repaid the entire balance of the revolving credit facility with funds borrowed against the DIP financing facility described in note 1.

 (8)    Senior Notes
        On October 9, 1992, the Company issued $165,000,000 of senior notes through a public offering. The notes, which bear interest at 12.25% payable semiannually each April 1 and October 1, represent general unsecured obligations of the Company and mature October 1, 2000.

        On December 13, 1993, Farm Fresh issued an additional $36,000,000 face value of 12.25% senior notes, for gross proceeds of $37,800,000, to finance the acquisition of 12 stores from Safeway Inc. The related premium is being amortized over the life of the notes using the effective interest method. The effective rate on the notes is 11.1%. These notes, labeled Series A in the accompanying balance sheets, have terms that mirror the previously issued senior notes.

       The senior notes are redeemable, at the option of the Company, in whole or in part, at any time on or after October 1, 1997 at specified redemption prices, together with interest to the date fixed for redemption. A sinking fund payment of $100,500,000 is due on October 1, 1999. This sinking fund payment is calculated to retire 50% of the senior notes originally issued prior to maturity. In the event of a change of control of the Company, the Company is obligated to make an offer to purchase all outstanding senior notes at a redemption price of 101% of the principal amount plus accrued interest to the date of repurchase. A foreclosure by the FF Holdings noteholders on the common stock of Farm Fresh would constitute a change of control.

        Theindentures governing the senior notes (the Indentures) contain certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, transfer or sell assets, pay dividends or make certain other restricted payments, create liens, enter into certain transactions with affiliates or merge or consolidate.

        On October 1, 1997, the Company failed to make its interest payment on the senior notes which, upon the expiration of a 30-day grace period, caused the Company to be in default under the indentures. As a result, the senior notes have been reflected as debt in default in the accompanying January 3, 1998 balance sheet.

  (9)   Convertible Subordinated Debentures
        In March 1985, $40,000,000 of 7.5% convertible  subordinated  debentures
           (convertible debentures) due in 2010 were issued. Interest is payable March 1 and September 1. On October 2, 1988, as a result of the acquisition of Farm Fresh by FF Holdings, the convertible debentures were written down from their original face value by $18,613,867 to $21,386,133 to reflect their fair value at the date of acquisition. Therefore, convertible debentures that would formerly have converted, at the option of the holder, at $25.25 per share into common stock converted into $10.50 cash and $3.00 in merger debentures of FF
           Holdings per equivalent common share. Subsequent to the recapitalization in 1992 and the corresponding repayment of the FF Holdings merger debentures, the convertible debentures now convert into $13.50 in cash per equivalent common share. For the years ended December 28, 1996 and January 3, 1998, convertible debentures with face value of $8,730,000 and $305,000, respectively, were converted, resulting in cash payments by the Company of $4,667,521 and $163,070, respectively. Due to the significant amount converted in 1996, the Company also wrote off a proportionate amount of deferred financing costs associated with issuance of the convertible debentures. This amount, $85,212 for the year ended December 28, 1996, has been netted against the gain of $383,748 on conversion and included in other, net in the accompanying consolidated statement of loss for the year ended December 28, 1996.

       The face value of debentures outstanding was $7,508,000 at December 28, 1996 and $7,203,000 at January 3, 1998. The difference between the face value of the convertible debentures and the carrying value is being amortized over the term of the bonds using the effective interest method. The effective interest rate is 14.7%.

        Commencing March 1, 1996, the Company is required to make annual sinking fund payments of $2,000,000. Under the terms of the indenture, this requirement can be met through either cash payments or contribution of retired convertible debentures. As a result, the Company would not be required to make a sinking fund payment in cash until March 1, 2009, at the earliest.

        Although the convertible debentures are convertible on demand, a portion of the revolving credit facility described in note 7 had been reserved to finance the conversion of all outstanding debentures as they occur. As a result, the convertible debentures were classified as a long-term liability in the December 28, 1996 balance sheet.

        The Company's failure to make its October 1, 1997 interest payment on the senior notes resulted in a cross default under the indenture governing the convertible subordinated debentures. As a result, the convertible subordinated debentures have been reflected as debt in default in the accompanying January 3, 1998 balance sheet.

(10)    Common Stock and Additional Paid-In Capital
        In October 1988, FF Holdings purchased all of the outstanding common stock of Farm Fresh. At the time of the acquisition, FF Holdings made a capital contribution of $55,600,000 to Farm Fresh. Although the Company is not legally liable for the obligations of FF Holdings, the ability of FF Holdings to meet its obligations is dependent on the Company's ability to pay dividends to FF Holdings in an amount sufficient to service these obligations and to make dividend payments on the preferred stock. The following paragraphs summarize the terms of FF Holdings outstanding securities.

        In conjunction with the issuance of the Company's senior notes (note 8), FF Holdings issued senior notes (FF Holdings notes) with a face value of $50,000,000 and common stock representing 20% of the fully-diluted ownership of FF Holdings for gross proceeds of $49,000,000. The notes bear interest at 14.25% payable semiannually in arrears on each April 1 and October 1. FF Holdings has the option to pay interest with additional securities through the October 1, 1997 interest payment date. No principal repayments are required until maturity on October 1, 2002. The proceeds from the issuance of these securities along with a dividend from Farm Fresh were used to redeem in full the FF Holdings 16.5% merger debentures, which were issued in conjunction with the acquisition of the Company by FF Holdings.

        Also in conjunction  with the  recapitalization,  FF Holdings  exchanged
           14.25%  cumulative  preferred  stock for all of its  existing  16.75%
           junior debentures and 16.75% cumulative preferred stock. The preferred stock is required by its terms to be redeemed in its entirety on or before October 1, 2004. At January 3, 1998, there was $39,579,504 of cumulative preferred stock outstanding at the liquidation value of $100 per share plus accrued and unpaid dividends.

        FF Holdings is a holding company with no operations independent from the Company. As a result, the ability of FF Holdings to make the debt service payments on the FF Holdings notes or pay dividends on the redeemable preferred stock is dependent upon the Company's ability to pay dividends to FF Holdings in an amount sufficient to satisfy such obligations. Beginning April 1, 1998, FF Holdings would be required to make level semiannual cash interest payments of $7.1 million each or $14.1 million annually through the maturity of the notes. Even if the Company generated sufficient cash flow to pay the required dividends to FF Holdings, restrictive covenants in the Indentures and other instruments evidencing the Company's indebtedness restrict the Company's ability to make cash dividends to FF Holdings. Without cash dividends from Farm Fresh, FF Holdings will be unable to make cash interest payments on the notes and, as a result, upon the expiration of the applicable grace periods, the FF Holdings noteholders would have the right to acquire a controlling interest in the Company. A "Change of Control" as defined in the indentures would result in an acceleration of the maturity of the Company's senior notes and other indebtedness.

        As described in note 1, on January 7, 1998, the Company and FF Holdings filed a petition for relief under Chapter 11 and submitted the Plan to the Bankruptcy Court. As of the Effective Date under the confirmed Plan, FF Holdings will be dissolved and cease to exist as a separate corporate entity with all of the assets of FF Holdings distributed to the reorganized Farm Fresh. The FF Holdings notes and the redeemable convertible preferred stock will be canceled.

 (11)   Income Taxes
        The Company's operating results are included in the consolidated Federal income tax return of FF Holdings. At January 3, 1998, the consolidated group had net operating loss carryforwards of $128.3 million expiring at various dates through 2012. The Company, on a separate tax return basis, had net operating loss carryforwards for regular Federal income tax purposes which expire as follows:

                      Year
                      ----
                      2005                                 $      9,100,000
                      2006                                          500,000
                      2007                                        6,500,000
                      2008                                       12,400,000
                      2009                                       21,500,000
                      2010                                        7,700,000
                      2011                                       11,500,000
                      2012                                       17,200,000
                                                              -------------

                                                           $     86,400,000
                                                           ================




       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities of the Company on a separate tax return basis at December 28, 1996 and January 3, 1998 are presented below:

                                                                              December 28,          January 3,
                                                                                  1996                 1998
                                                                                  ----                 ----
                  Deferred tax assets:
                  Net operating loss carryforwards                         $    26,334,000            32,873,000
                  Accrued costs relating to closed stores, deductible
                      when paid for tax purposes                                 3,558,000             2,914,000
                  Capital leases, deductible when paid for tax purposes          3,897,000             4,097,000
                  General business credit carryforwards                          1,798,000             1,798,000
                  Vacation and bonus accruals, deductible when paid
                     for tax purposes                                              731,000               746,000
                  Allowance for doubtful accounts, deductible as
                     receivables are written off for tax purposes                  560,000               393,000
                  Noncompete agreements, due to differences
                     between book and tax amortization periods                     411,000               396,000
                  Other                                                             91,000                92,000
                                                                             -------------         -------------

                               Total deferred tax assets                        37,380,000            43,309,000

                               Less valuation allowance                        (26,779,000)          (34,031,000)
                                                                             --------------        --------------

                               Net deferred tax assets                          10,601,000             9,278,000
                                                                             -------------         -------------

                                                                              December 28,          January 3,
                                                                                  1996                 1998
                                                                                  ----                 ----

                  Deferred tax liabilities:
                  Property, plant and equipment, due to differences
                     between book and  tax depreciation methods
                     and adjustments made in purchase accounting
                     not recognized for tax purposes                       $    (4,979,000)      $    (4,509,000)
                  Convertible debentures, due to write downs
                     in purchase accounting not recognized
                     for tax purposes                                           (1,187,000)           (1,110,000)
                  Goodwill, due to differences between book and tax
                     amortization periods                                         (432,000)             (148,000)
                  LIFO, due to adjustments made in purchase
                     accounting not recognized for tax purposes                 (2,569,000)           (2,562,000)
                  Leasehold rights, due to differences between book
                     and tax depreciation periods and adjustments
                     made in purchase accounting                                (1,146,000)             (949,000)
                  Other                                                           (288,000)                   -
                                                                             --------------        ------------

                               Total deferred tax liabilities                  (10,601,000)           (9,278,000)
                                                                             --------------        --------------

                               Net deferred tax assets                     $            -                     -
                                                                             =============         ============

        A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Due to losses incurred historically and the uncertainty of future income, the Company has recorded a valuation allowance to defer recognition of its deferred tax assets until it is more likely than not the benefit will be realized. The valuation allowance for deferred tax assets as of December 31, 1995 was $20,805,000, therefore, an increase of $5,974,000 was reflected in the year ended December 28, 1996. An increase of $7,252,000 in the valuation allowance was reflected in the year ended January 3, 1998. Except for amounts for which a valuation allowance is provided, management believes it is more likely than not that the deferred tax assets will be realized.

        As discussed in note 1, if the Confirmation Order becomes effective, the Company would sell substantially all of its operating assets to FF Acquisition. The sale is anticipated to result in a gain for both financial statement and tax purposes. The tax resulting from the gain is expected to be significantly reduced through the utilization of net operating loss carryforwards.

  (12)  Supply Agreement
        Farm Fresh has an agreement with Richfood to purchase store merchandise and products of at least $350 million annually, subject to adjustment based on the number of stores in operation. Under the agreement, which expires in December 2001, Richfood's prices for products sold to Farm Fresh will not exceed Richfood's prevailing lowest offering price to its customers, and Richfood will continue to offer to Farm Fresh billing and payment terms at least as favorable as those offered to Richfood's ten largest customers.

  (13)  Related Party Transactions
        At January 3, 1998, one store is leased from a real estate partnership in which Farm Fresh is a general partner. The store is treated as a capital lease with net assets of $1,060,972 and $996,547 and long-term obligations of $1,691,341 and $1,682,640 in 1996 and 1997, respectively. The lease expires in May 2013. Aggregate annual payments under all related party leases were $650,616 in 1996 and $308,061 in 1997.

        Included in other assets are investments in real estate partnerships in which Farm Fresh is a general partner. Under the terms of the partnership agreements, Farm Fresh guarantees a portion of the partnership debt. In January 1997, Farm Fresh assigned its ownership interest in one real estate partnership to the other partners. Farm Fresh guaranteed $4,364,570 and $4,299,863 of notes payable at December 28, 1996 and January 3, 1998, respectively, relating to the two remaining partnerships, representing the two partnerships' total outstanding debt.

        Included in stockholder's deficit are loans to certain members of management and stockholders of FF Holdings amounting to $1,108,940 at December 28, 1996 and January 3, 1998, which were made to enable them to purchase securities of FF Holdings. Accrued and unpaid interest and cash loans have been charged against net loss in the accompanying 1996 consolidated statement of loss.

        The Company has employment contracts with certain members of management.
           In 1997, the Company amended employment agreements with two of its key executive officers which provide for annual compensation of $600,000 per year and bonus payments of $1,500,000 based upon meeting certain criteria, including the sale of assets to Richfood. In 1997, a $200,000 bonus was paid out under the employment agreements. As discussed in note 1, these two contracts will be assumed by the reorganized Farm Fresh.

        The remaining  employment   contracts  provide  for  severance  payments
           ranging from six months to one year's salary upon termination without cause or the occurrence of a change in control of the Company, as defined in the agreements. If these employees had been terminated as of January 3, 1998, the Company would be obligated to pay approximately $680,000 relating to these agreements.

(14)    Retirement Savings Plan
        Farm  Fresh,   Inc.   Retirement   Savings  Plan  (Plan)  is  a  defined
           contribution plan sponsored by the Company. The Plan is designed to provide employees an opportunity to accumulate capital for their future economic security. The Plan provides for employee salary deferral and matching employer contributions.

        Employees of Farm Fresh become eligible to participate in the Plan when they attain age 21 and have completed a 12-month period of not less than 1,000 hours of service. Participation by employees commences at the beginning of the quarter subsequent to the quarter in which the above conditions have been met. Participants become fully vested in the Plan upon normal retirement (age 60 or older), permanent disability, death or completion of one year of credited service.

        Contributions to the Plan accrued by the Company were $1,399,938 and $1,126,384 for 1996 and 1997, respectively.

(15)    Disclosures About Fair Value of Financial Instruments
        The following summarizes disclosure regarding the estimated fair value of the Company's financial instruments at December 28, 1996 and January 3, 1998. The amounts reflected below do not consider any adjustments which may result upon the resolution of the Company's bankruptcy filing described in note 1.

       (a) Cash, accounts receivable, accounts payable and accrued expenses
           The carrying amount approximates fair value because of the short maturity of these instruments.

       (b) Notes payable
           The fair value of the Company's notes payable is estimated based on the present value of future cash flows discounted using the Company's revolving credit facility interest rate of prime plus 1 3/4%.

       (c) Accrued costs relating to closed stores
           The carrying amount of these obligations is determined based upon discounted future cash flows and, therefore, approximates fair value.

       (d) Revolving Credit Facility
           At December 28, 1996, the carrying amount approximates the fair value since the rate was renegotiated in conjunction with the renewal of the facility in December 1996. The revolving credit facility was repaid in full on January 7, 1998 in conjunction with the bankruptcy filing described in note 1. As a result, the carrying amount approximates the fair value at January 3, 1998.

       (e) Senior notes
           At December 28, 1996, the fair value of the Company's senior notes was based upon recent trading of those securities in public markets. As described in note 8, the Company's senior notes are in default at January 3, 1998 due to the Company's failure to make the October 1997 interest payment. As a result, trading of the notes on public markets has been suspended and the fair value at January 3, 1998 is not determinable.

       (f) Convertible debentures
           At December 28, 1996, the fair value of the Company's convertible debentures was based upon recent trading of those securities in public markets. As described in note 9, the Company's convertible subordinated debentures are in default at January 3, 1998. As a result, trading of the notes on public markets has been suspended and the fair value at January 3, 1998 is not determinable.

       (g) Letters of credit
           The Company has letters of credit outstanding which guarantee various trade activities. The contract amounts of the letters of credit approximate their fair value.


       (h) Financial guarantees
           A    reasonable   estimate  of  the  fair  value  of  the   Company's
                guarantees of long-term  debt and lease  obligations  of others, more  fully  described  in  notes  5 and 13,  could  not be made without incurring excessive costs.

       The estimated fair values of the Company's financial instruments are summarized as follows:

                                                                           At December 28, 1996
                                                                       -------------------------------
                                                                       Carrying              Estimated
                                                                        Amount              Fair Value
                                                                        ------              ----------

         Cash                                                       $      847,665      $        847,665
         Accounts receivable                                            14,792,965            14,792,965
         Revolving credit facility                                      24,289,957            24,289,957
         Notes payable                                                   1,721,165             1,761,714
         Accounts payable                                               36,149,820            36,149,820
         Accrued expenses                                               24,424,898            24,424,898
         Accrued costs relating to closed stores                         9,372,189             9,372,189
         Senior notes                                                  165,000,000           125,400,000
         Senior notes, Series A                                         37,074,410            27,360,000
         Convertible subordinated debentures                             4,380,243             4,014,178
         Letters of credit                                                    -                1,072,501
         Financial guarantees, for which
              it is not practicable to estimate
              fair value                                                      -                    -

                                                                            At January 3, 1998
                                                                       -------------------------------
                                                                       Carrying              Estimated
                                                                        Amount              Fair Value
                                                                        ------              ----------

         Cash                                                     $        642,541      $        642,541
         Accounts receivable                                            14,881,913            14,881,913
         Notes payable                                                     148,430               157,614
         Accounts payable                                               22,683,457            22,683,457
         Accrued expenses                                               38,169,161            38,169,161
         Accrued costs relating to closed stores                         7,675,780             7,675,780
         Debt in default:
              Revolving credit facility                                 25,009,566            25,009,566
              Notes payable                                                688,463               643,600
              Senior notes                                             165,000,000                 -
              Senior notes, Series A                                    36,780,034                 -
              Convertible subordinated debentures                        4,279,374                 -
              Letters of credit                                              -                 2,300,000
         Financial guarantees, for which
              it is not practicable to estimate
              fair value                                                     -                     -

 (16) Contingencies

    (a)  Year 2000 Conversion
         Certain  of  the  Company's  information  systems  are  not  year  2000 compliant. The Company has not completed its analysis to determine the scope of its year 2000 issues and has not fully developed a year

           2000 transformation plan. Failure to achieve year 2000 compliance by the Company or its suppliers could negatively impact the Company's ability to conduct business for an extended period of time.

    (b)  Legal Proceedings
         The Company and its subsidiaries are defendants in certain legal proceedings. While the outcome of these matters cannot be predicted with certainty, it is the opinion of management, based upon the known facts and circumstances, that the amount of the Company's ultimate liability is unlikely to have a materially adverse effect on the Company's financial position, results of operations or liquidity.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          RICHFOOD HOLDINGS, INC.



Date: March 18, 1998                      By:   /s/ John C. Belknap
                                               ---------------------------
                                          John C. Belknap
                                          Executive Vice President,
                                          Chief Financial Officer
                                          and Secretary